Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211545

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 19, 2017)

Seaspan Corporation

Class A Common Shares

Having an Aggregate Offering Price of Up to $100,000,000

We have entered into an equity distribution agreement, or the equity distribution agreement, with Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC relating to the Class A common shares of Seaspan Corporation offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell Class A common shares having an aggregate offering price of up to $100,000,000 from time to time through Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC as our sales agents.

Sales of the Class A common shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange, or the NYSE, at market prices, in block transactions, or as otherwise agreed upon by the sales agents and us.

We will pay the sales agents a commission of up to 2.0% of the gross sales price per Class A common share sold through them as sales agents under the equity distribution agreement.

Under the terms of the equity distribution agreement, we also may sell Class A common shares to the sales agents as principals for their own account at a price agreed upon at the time of sale. If we sell Class A common shares to the sales agents as principals, we will enter into a separate terms agreement with the sales agents, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

The sales agents are not required to sell any specific number or dollar amount of our Class A common shares but will use their reasonable efforts, as our agents and subject to the terms of the equity distribution agreement, to sell the Class A common shares offered, as instructed by us. The offering of our Class A common shares pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all of the Class A common shares subject to the equity distribution agreement and (2) the termination of the equity distribution agreement by either the sales agents or us.

Our Class A common shares are listed on the New York Stock Exchange under the symbol “SSW.” The last reported sale price of our Class A common shares on the New York Stock Exchange on November 3, 2017 was $6.35 per share.

Investing in our Class A common shares involves risks. Please read “Risk Factors” beginning on page S-3 of this prospectus supplement, page 4 of the accompanying base prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2016, filed on March 6, 2017.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wells Fargo Securities	J.P. Morgan	Citigroup	BofA Merrill Lynch	Jefferies

November 6, 2017

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in the prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed not to constitute a part of this prospectus except as so modified or superseded.

You should rely only on the information contained in or incorporated by reference in this prospectus. Neither we nor the sales agents have authorized anyone to provide you with different information. Neither we nor the sales agents are making an offer of our Class A common shares in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or the information that is incorporated by reference herein is accurate as of any date other than its respective date.

Unless we otherwise specify, when used in this prospectus supplement, the terms “Seaspan,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its subsidiaries, except that when such terms are used in this prospectus supplement in reference to the Class A common shares, they refer specifically to Seaspan Corporation. Unless otherwise indicated, all references in this prospectus supplement to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement is prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

S-i

Prospectus Supplement

Base Prospectus

S-ii

OUR COMPANY

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate charters with the world’s leading container liner companies, including nine of the top 15 containership liners. We operate a fleet of 88 containerships, excluding one 4250 TEU vessel which is being sold, and we have entered into contracts for the purchase of an additional four newbuilding containerships, which have scheduled delivery dates through 2018. We primarily deploy our vessels on long-term, fixed-rate charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters.

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 2nd Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. We maintain a website at www.seaspancorp.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus and the documents we incorporate by reference herein when making a decision as to whether to invest in the Class A common shares.

THE OFFERING

Issuer	Seaspan Corporation

Class A common shares offered to the public by us	Class A common shares having an aggregate offering price of up to $100,000,000.

Use of Proceeds	We intend to use the net proceeds of this offering of the Class A common shares, after deducting the sales agents’ commissions and our offering expenses, for general corporate purposes, which may include, among other things, funding acquisitions, funding capital expenditures on existing newbuild vessels and debt repayments.

New York Stock Exchange Symbol	SSW

Risk Factors	An investment in our Class A common shares involves risks. You should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page S-3 of this prospectus supplement, page 4 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and accompanying prospectus before you make an investment in our Class A common shares.

FORWARD-LOOKING STATEMENTS

The prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. They often include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “projects,” “forecasts,” “potential,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “seek,” “should” or “will,” or the negative of those terms, or comparable terminology. These forward-looking statements are all based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports on Form 20-F and any reports on Form 6-K incorporated herein by reference.

Any or all of our forward-looking statements in the prospectus and the documents incorporated by reference herein may turn out to be inaccurate. Incorrect assumptions we might make and known or unknown risks and uncertainties may affect the accuracy of our forward-looking statements. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain, and accordingly, you should not place undue reliance on forward-looking statements.

Although we believe that the expectations and forecasts reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Consequently, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially. We expressly disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our Annual Reports on Form 20-F and any reports on Form 6-K that we incorporate herein by reference, as well as in any prospectus supplement relating to this prospectus and other public filings with the U.S. Securities Exchange Commission, or the Commission.

RISK FACTORS

Any investment in our Class A common shares involves a high degree of risk. You should consider carefully the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this document before making an investment in our Class A common shares, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the Commission and any reports on Form 6-K that we incorporate herein by reference. If any of these risks were to occur, our business, financial condition or operating results could be harmed, which may reduce our ability to pay dividends, and lower the trading price of, our Class A common shares. You may lose all or part of your investment. In addition, we are subject to the following risks and uncertainties:

Risks of Investing in our Class A Common Shares

The price of our Class A common shares may be volatile, and the value of an investment in our Class A common shares may decline.

The trading price of our Class A common shares has been volatile. During the period from January 1, 2017 to November 3, 2017, the most recent trading day of our Class A common shares on The New York Stock Exchange, the trading price of our Class A common shares has been as high as $11.76 and as low as $5.02 per share. Please read “Price Range of Class A Common Shares and Dividends.” The market price of our Class A common shares could be subject to wide fluctuations in response to many of the risk factors discussed in this prospectus and others beyond our control, including:

•	our ability to charter ships that are currently off-charter, on short term charter or coming off long-term charter shortly;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities;

•	our financial condition, results of operations and prospects;

•	the rates we obtain from our charters or recharters and the ability of our customers to perform their obligations under their charters;

•	the level of our operating and general and administrative costs;

•	the number of off-charter or unscheduled off-hire days for our fleet and the timing of, and number of days required for, dry-docking of our containerships;

•	delays in the delivery of new vessels and the beginning of payments under charters relating to those ships;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to service and refinance our current and future indebtedness;

•	our ability to raise additional debt and equity to satisfy our capital needs;

•	our ability to draw on our existing credit facilities and the ability of our lenders and lessors to perform their obligations under their agreements with us;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	changes in our dividend policy or amounts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	issuance of new or updated research reports by securities analysts;

•	sales of our Class A common shares by us or our shareholders; and

•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our Class A common shares.

Many of these factors will also affect the amount of cash we have available to pay dividends on our Class A common shares.

In addition, the stock markets in recent years have experienced substantial price and volume fluctuations that have affected and continue to affect the market prices of securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as factors such as those listed above, may negatively impact the price of our Class A common shares. If the market price of our Class A common shares declines, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Current or future securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could harm our business, results of operations and financial condition.

Future sales of our Class A common shares in the public market could cause our share price to decline.

We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the prevailing trading price of our Class A common shares from time to time. Sales of a substantial number of our Class A common shares could cause our share price to decline.

We may not have sufficient cash from our operations to enable us to pay dividends on our Class A common shares, and the amount of cash we have available for dividends will not depend solely on our profitability.

Any quarterly dividends paid on our Class A common stock will be paid from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. The actual amount of cash we will have available for dividends on our Class A common shares may fluctuate significantly from period to period and depends on many factors, including, among others:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	restrictions under our existing or future credit and lease facilities or any future debt securities, including existing restrictions under our credit and lease facilities on our ability to declare or pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default and potential restrictions in any future debt securities that could limit our ability to pay a dividend where no event of default has occurred or would result from the payment of that dividend;

•	restrictions under our existing or future preferred shares, including existing restrictions on our ability to declare or pay dividends on our Class A common shares if full cumulative dividends have not been paid or set aside on the preferred shares (including cummulative dividends on our Series F preferred shares, which will increase in rate from 6.95% per annum to 10.5% per annum on January 1, 2018 if we do not acquire all of the membership interests in Greater China Intermodal Investments LLC, or GCI, or all or substantially all of the assets of GCI by December 31, 2017), or if the Net Worth to Preferred Stock Ratio (as defined in the statements of designation relating to our preferred shares) is less than or equal to 1.00;

•	the amount of any reserves established by our board of directors; and

•	restrictions under Marshall Islands law, which generally prohibits the payment of dividends other than from surplus (i.e., retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which is affected by non-cash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Our board of directors periodically assesses our need to retain funds rather than pay them out as dividends. Unless we are successful in making acquisitions with outside sources of financing that add a material amount to our cash available for retention in our business or unless our board of directors concludes that we will likely be able to re-charter our fleet upon expiration of existing charters at rates higher than the rates in our current charters, our board of directors may determine at some future date to reduce, or possibly eliminate, our dividend to provide reasonable assurance that we are retaining funds necessary to preserve our capital base.

Risks Inherent in Our Business

Our substantial debt levels and vessel lease obligations may limit our flexibility in obtaining additional financing, in pursuing other business opportunities and paying dividends

As of September 30, 2017, we had approximately $2.6 billion outstanding under our credit facilities and our 6.375% senior unsecured notes due 2019, or 2019 Notes, and capital lease obligations of approximately $615.6 million. In October 2017, we issued, in a public offering, an aggregate principal amount of $80.0 million of senior unsecured notes which mature on October 30, 2027 and bear interest at a rate of 7.125% per year, or 2027 Notes. The net proceeds of that issuance was used to repay amounts outstanding under our credit facilities. At September 30, 2017, for the four newbuilding containerships that we have contracted to purchase, we have entered into additional lease obligations for two of the vessels and plan to enter into additional credit facilities or lease obligations to finance the remaining two vessels.

Our level of debt and vessel lease obligations could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt or make our lease payments, reducing the funds that would otherwise be available for operations and future business opportunities;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt and vessel lease obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our results of operations are not sufficient to service our current or future indebtedness and vessel lease obligations, we will be forced to take actions such as reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

We derive our revenue from a limited number of customers, and the loss of any of such customers would harm our revenue and cash flow.

The following table shows, as at September 30, 2017, the number of vessels in our operating fleet that were chartered to our then 16 customers and the percentage of our total revenue attributable to the charters with such customers for the nine months ended September 30, 2017:

	Number of Vessels in our Operating Fleet Chartered to Such Customer	Percentage of Total Revenue for the Nine Months Ended September 30, 2017
COSCO Shipping Lines Co., Ltd.(1)(2)	28	38.7%
Yang Ming Marine Transport Corp.(3)	9	16.9
Mitsui O.S.K. Lines, Ltd.	10	15.0
China Shipping Container Lines (Asia) Co., Ltd.(1)	10	10.5
Other	33	18.9

Total	90	100.0%

(1)	While we continue to charter our vessels to China Shipping Container Lines (Asia) Co., Ltd., or CSCL Asia, and COSCO Shipping Lines Co., Ltd., or COSCON, CSCL Asia and COSCON merged their container shipping businesses on March 1, 2016.
(2)	Includes vessels chartered to COSCON, COSCO (Cayman) Mercury Co., Ltd. and New Golden Sea Pte. Ltd.
(3)	Includes vessels chartered to Yang Ming Marine Transport Corp. and Yang Ming (UK) Ltd.

The majority of our vessels are chartered under long-term time charters, and customer payments are our primary source of operating cash flow. As the long-term charters terminate, an increasing number of our vessels have been fixed on short-term charters at prevailing spot market rates, which are substantially lower than the rates on our existing long-term charters. In addition, as liner companies, such as our customers, consolidate through merger, joint ventures or alliances, our risk relative to the concentration of our customers may increase and they may also seek to renegotiate the rates payable for the remaining terms of their charters. The loss of any of these long-term charters, the increase in number of vessel on short-term charters or any material decrease in payments thereunder could materially harm our business, results of operations and financial condition.

Under some circumstances, we could lose a time charter or payments under the charter if:

•	the customer fails to make charter payments because of its financial inability (including bankruptcy), disagreements with us, defaults on a payment or otherwise;

•	at the time of delivery, the vessel subject to the time charter differs in its specifications from those agreed upon under the shipbuilding contract; or

•	the customer exercises certain limited rights to terminate the charter, including (a) if the ship fails to meet certain guaranteed speed and fuel consumption requirements and we are unable to rectify the situation or otherwise reach a mutually acceptable settlement and (b) under some charters if the vessel is unavailable for operation for certain reasons for a specified period of time, or if delivery of a newbuilding is delayed for a prolonged period.

Any recurrence of significant financial and economic disruptions could result in our customers being unable to make charter payments to us in the future or seeking to amend the terms of our charters. Any such event could harm our business, results of operations and financial condition.

We may not be able to timely repay or be able to refinance amounts incurred under our credit facilities and capital and operating lease arrangements.

We have financed a substantial portion of our fleet with secured indebtedness drawn under our existing credit and capital and operating lease arrangements. We have significant normal course payment obligations under our credit facilities, our 2019 Notes, our 2027 Notes and capital and operating lease arrangements, both prior to and at maturity. As of September 30, 2017, these normal course payment obligations were approximately $114.0 million in the remainder of 2017 and an additional $1.3 billion through to 2019. In addition, under our credit facilities and capital and operating lease arrangements, a payment may be required in certain circumstances as a result of events such as the sale or loss of a vessel, a termination or expiration of a charter (where we do not enter into a replacement charter acceptable to the lenders within a required period of time) or termination of a shipbuilding contract. The amount that must be paid may be calculated based on the loan to market value ratio or some other ratio that takes into account the market value of the relevant vessel (with the repayment amount increasing if vessel values decrease), or may be the entire amount of the financing in regard to a credit facility or a pre-determined termination sum in the case of a capital or operating lease.

If we are not able to refinance outstanding amounts at an interest rate or on terms acceptable to us, or at all, we will have to dedicate a significant portion of our cash flow from operations to repay such amounts, which could reduce our ability to satisfy payment obligations related to our securities, our credit facilities, our 2019 Notes, our 2027 Notes and capital and operating lease arrangements or may require us to delay certain business activities or capital expenditures or cease paying dividends. If we are not able to satisfy these obligations (whether or not refinanced) under our credit facilities or capital or operating lease arrangements with cash flow from operations, we may have to seek to restructure our indebtedness and lease arrangements, undertake alternative financing plans (such as additional debt or equity capital) or sell assets, which may not be available on terms attractive to us or at all. If we are unable to meet our debt or lease obligations, or if we otherwise default under our credit facilities or capital or operating lease arrangements or capital markets indebtedness, our lenders or lessors could declare all outstanding indebtedness to be immediately due and payable and foreclose on any vessels securing such indebtedness. The market values of our vessels, which fluctuate with market conditions, will also affect our ability to obtain financing or refinancing, as our vessels serve as collateral for loans. Lower vessel values at the time of any financing or refinancing may reduce the amounts of funds we may borrow.

In the past we have recognized, and in the future we may be required to recognize, significant impairment charges.

We review for indicators of potential impairment throughout the year and test our vessels for impairment only when those indicators are present. We test our vessels for impairment whenever events or changes in circumstances indicate that the carrying amount of the vessels may not be recoverable. The carrying amount of a vessel is not recoverable when the vessel’s carrying value is greater than the undiscounted future cash flows the vessel is expected to generate over its remaining useful life. In our experience, certain assumptions relating to our estimates of future cash flows are more predictable by their nature, including, estimated revenue under existing contract terms and remaining vessel life. Certain assumptions relating to our estimates of future cash flows require more judgment and are inherently less predictable, such as future charter rates beyond the firm period of existing contracts, the amount of time a vessel is off-charter, ongoing operating costs and vessel residual values, due to factors such as the volatility in vessel charter rates and vessel values. We believe that the assumptions used to estimate future cash flows of our vessels are reasonable at the time they are made. We can provide no assurances, however, as to whether our estimates of future cash flows, particularly future vessel charter revenues or vessel values, will be accurate. Vessels that currently are not considered impaired may become impaired over time if the future estimated undiscounted cash flows decline at a rate that is faster than the depreciation of our vessels.

During the year ended December 31, 2016, certain events occurred and circumstances changed that resulted in indicators of potential impairment and required us to test our vessels for impairment. These indicators included the deterioration and decline in current market charter rates and declines in the vessels’ market values. Our testing determined that the estimated undiscounted cash flows of certain vessels did not exceed the carrying value of the respective vessel over its remaining useful life and, accordingly, we recorded non-cash vessel impairments of $285.2 million for 16 vessels held for use, consisting of four 4250 TEU, two 3500 TEU and ten 2500 TEU vessels.

Although current time charter rates and vessel market values for our smaller vessels, which are at higher risk of impairment among our fleet, generally have shown some improvement since December 31, 2016, time charter rates and vessel market values have been volatile during 2017 and have not stabilized in any meaningful manner. For example, the one-year time charter rate for a 4400 TEU containership was $4,150 per day in December 2016. While the daily time charter rate improved to $9,250 per day in August 2017, this rate has been volatile within that range during 2017. If events or changes in circumstances result in indicators of potential impairment in the future, we will be required to test our vessels for impairment at that time. If an impairment test is required and time charter rates do not show stable and sustainable improvement, we may be required to recognize further impairment charges in the future, and possibly in 2017. Any such future impairment charges may be material and would harm our earnings and net asset values.

The amount, if any, and timing of any impairment charges we may recognize in the future will depend upon then current and expected future charter rates, vessel utilization, operating and dry-docking expenditures, vessel residual values, inflation and the remaining expected useful lives of our vessels, which may differ materially from those used in our estimates at December 31, 2016, the last time we tested our vessels for impairment. Please read “Item 5. Operating and Financial Review and Prospects—D. Critical Accounting Policies and Estimates—Impairment of Long-lived Assets” in our Annual Report on Form 20-F for the year ended December 31, 2016 for additional information, which is incorporated by reference in the prospectus.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our operations.

Our business and the operation of our containerships are materially affected by environmental regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which our containerships operate, as well as in the countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions (such as nitrogen oxides and sulphur oxides), water discharges, ballast water management and vessel recycling. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost or effect of complying with such requirements or the effect thereof on the resale price or useful life of our containerships. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business, which may harm our business, results of operations and financial condition.

Environmental requirements can also affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in substantial penalties, fines or other sanctions, including the denial of access to certain jurisdictional waters or ports or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations and natural resource damages, if there is a release of petroleum or other hazardous materials from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of hazardous materials associated with our operations.

In addition, in complying with existing environmental laws and regulations and those that may be adopted, we may incur significant costs in meeting new maintenance and inspection requirements and new restrictions on air emissions from our containerships (including sulphur oxides), in managing ballast water, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety, security and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Substantial violations of applicable requirements or a catastrophic release of bunker fuel from one or more of our containerships could harm our business, results of operations and financial condition.

Tax Risks

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or a PFIC, for such purposes in any taxable year for which either (a) at least 75% of its gross income consists of “passive income” or (b) at least 50% of the average value of the corporation’s assets is attributable to assets that produce, or are held for the production of, “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) but does not include income derived from the performance of services. There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the U.S. Internal Revenue Code of 1986, as amended, or the Code. However, the U.S. Internal Revenue Service, or IRS, stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and those of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to find that we are or have been a PFIC for any taxable year during which a U.S. Holder (as defined below under “Material United States Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders”) held shares, such U.S. Holder would face adverse tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. Holders if we are treated as a PFIC, please read “Material United States Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences.”

USE OF PROCEEDS

We intend to use the net proceeds of this offering of the Class A common shares, after deducting the sales agents’ commissions and our offering expenses, for general corporate purposes, which may include, among others funding acquisitions, funding capital expenditures on existing newbuild vessels and debt repayments.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of September 30, 2017. The information in this table should be read in conjunction with the financial statements and the notes thereto incorporated by reference into this prospectus supplement.

ACTUAL
(dollars in thousands)
Cash and cash equivalents	$308,927

Long-term debt:
Long-term debt (including current portion)(1)(2)	$2,563,233
Long-term obligations under capital lease (including current portion)(1)	604,987
Shareholders’ equity(3):
Share capital:
Series D preferred shares, $0.01 par value; 20,000,000 shares authorized; 4,981,029 shares issued and outstanding
Series E preferred shares, $0.01 par value; 15,000,000 shares authorized; 5,370,600 shares issued and outstanding
Series F preferred shares, $0.01 par value; 20,000,000 shares authorized; 5,600,000 shares issued and outstanding
Series G preferred shares, $0.01 par value; 15,000,000 shares authorized; 7,800,000 shares issued and outstanding
Series H preferred shares, $0.01 par value; 15,000,000 shares authorized; 9,000,000 shares issued and outstanding
Class A common shares, par value $0.01 per share, 200,000,000 shares authorized; 123,772,324 shares issued and outstanding	1,566
Treasury shares (Class A common shares)	(377)
Additional paid-in capital	2,697,915
Deficit	(807,970)
Accumulated other comprehensive loss	(24,068)

Total shareholders’ equity	1,867,066

Total capitalization	$5,035,286

(1)	Debt issuance costs related to a recognized liability, including long-term obligations under capital lease, are presented as a direct deduction from the carrying amount of the debt liability in the consolidated balance sheet. As at September 30, 2017, $14.3 million and $10.6 million have been deducted from the carrying amount of long-term debt and long-term obligations under capital lease, respectively.
(2)	Does not reflect our issuance of $80,000,000 aggregate principal amount of our 2027 Notes subsequent to September 30, 2017.
(3)	Excludes our Series A preferred shares, Series B preferred shares, Series C preferred shares, Series R preferred shares, Class B common shares and Class C common shares, all of which have no shares issued and outstanding.

PRICE RANGE OF CLASS A COMMON SHARES AND DIVIDENDS

Our Class A common shares were listed on NYSE on August 12, 2005. Our Class A common shares are traded on NYSE under the symbol “SSW.”

The following table sets forth, for the periods indicated, the high and low sales prices for our Class A common shares as reported on NYSE and quarterly dividend paid per Class A common share. The closing sale price of our Class A common shares on NYSE on November 3, 2017 was $6.35 per share.

	Price Ranges		Dividend per share(1)
	High	Low
Year Ended
December 31, 2017(2)	$11.76	$5.02
December 31, 2016	20.00	8.08
December 31, 2015	20.87	14.02
December 31, 2014	24.36	16.81
December 31, 2013	25.10	16.46
December 31, 2012	19.98	13.50

Quarter Ended
December 31, 2017(2)	$7.70	$6.20
September 30, 2017	7.91	6.22	$0.125
June 30, 2017	7.50	5.02	0.125
March 31, 2017	11.76	6.05	0.125
December 31, 2016	13.67	8.08	0.375
September 30, 2016	15.49	13.16	0.375
June 30, 2016	18.36	13.53	0.375
March 31, 2016	20.00	13.67	0.375
December 31, 2015	17.28	14.02	0.375
September 30, 2015	19.70	14.80	0.375
June 30, 2015	20.87	18.11	0.375
March 31, 2015	19.10	17.04	0.375

Month Ended
November 30, 2017(2)	$7.12	$6.20
October 31, 2017	7.70	6.72
September 30, 2017	7.49	6.68
August 31, 2017	7.91	6.22
July 31, 2017	7.62	6.25
June 30, 2017	7.30	5.10
May 31, 2017	7.07	5.02

(1)	Dividends are shown for the quarter with respect to which they were declared.
(2)	Period ending November 3, 2017.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Accordingly, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction that has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to certain shareholders’ rights.

SHAREHOLDER MEETINGS
MARSHALL ISLANDS	DELAWARE
• Held at a time and place as designated in the bylaws	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

• May be held within or outside the Marshall Islands	• May be held within or outside Delaware

• Notice:	• Notice:

•      Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

•      Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the meeting

SHAREHOLDERS’ VOTING RIGHTS
MARSHALL ISLANDS	DELAWARE
• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Shareholders may act by written consent signed by the holders of outstanding shares having the number of votes necessary to take action at a meeting

• Any person authorized to vote may authorize another person to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy

•      Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting

•      For stock corporations, certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

• The articles of incorporation may provide for cumulative voting	• The certificate of incorporation may provide for cumulative voting

DIRECTORS
MARSHALL ISLANDS	DELAWARE
• Board must consist of at least one member	• Board must consist of at least one member

• Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board

•      Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

• If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

• Removal:	• Removal:

•      Any or all of the directors may be removed for cause by vote of the shareholders

•      If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders

•      Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part

DISSENTERS’ RIGHTS OF APPRAISAL
MARSHALL ISLANDS	DELAWARE
• Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their share	• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to exceptions

•      A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•      The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets

• Alters or abolishes any preferential right of any outstanding shares having preference; or

DISSENTERS’ RIGHTS OF APPRAISAL
MARSHALL ISLANDS	DELAWARE
• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares

• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

SHAREHOLDERS’ DERIVATIVE ACTIONS
MARSHALL ISLANDS	DELAWARE

•      An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

•      In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort

• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands

• Attorney’s fees may be awarded if the action is successful

•      Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material United States federal income tax considerations that may be relevant to prospective holders of our Class A common shares and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to beneficial owners of our common shares that own the shares as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or shareholders that will hold our common shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our common shares should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our common shares.

No ruling has been requested from the IRS regarding any matter affecting us or our shareholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinion and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Shareholders are urged to consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of owning and disposing of our common shares.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien, or a U.S. Individual Holder; (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either (i) is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Shares

Subject to the discussion of PFICs below, any distributions made by us with respect to our common shares to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s shares, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our common shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the shares for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our common shares will be treated as foreign source income and generally will be treated as “passive category income.”

Under current law, subject to holding-period requirements and certain other limitations, dividends received with respect to our common shares by a U.S. Holder who is an individual, trust or estate, or a Non-Corporate U.S. Holder, generally will be treated as qualified dividend income that is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year).

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a common share that is equal to or in excess of 10% of a common shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such common share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value). If we pay an extraordinary dividend on our common shares that is treated as qualified dividend income, then any loss recognized by a Non-Corporate U.S. Holder from the sale or exchange of such shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Our Common Shares

Subject to the discussion of PFICs, below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares.

Subject to the discussion of extraordinary dividends above, gain or loss recognized upon a sale, exchange or other disposition of our common shares generally will be treated as (a) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short-term capital gain or loss otherwise and (b) U.S. source income or loss, as applicable, for foreign tax credit purposes. Non-Corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Consequences of CFC Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our outstanding shares entitled to vote) own directly, indirectly or constructively more than 50% of either the total combined voting power of all classes of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation, or a CFC. We were treated as a CFC in 2016, and we believe that we will be treated as a CFC in 2017. It is unclear whether we would be treated as a CFC in future years.

CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions. In addition, CFC Shareholders are subject to certain burdensome U.S. federal income tax and administrative requirements, but generally are not also subject to the requirements generally applicable to shareholders of a PFIC (as discussed below). In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. U.S. persons who may obtain a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder. The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change if we are a CFC.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. entity treated as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (a) at least 75% of our gross income (including the gross income of certain of our subsidiaries) consists of passive income or (b) at least 50% of the average value of our assets (including the assets of certain of our subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) but does not include income derived from the performance of services.

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and that of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering, including:

•	all time charters we have entered into are similar in all material respects to those we have provided to Perkins Coie LLP;

•	the income from our chartering activities with CSCL Asia, COSCON, Mitsui O.S.K. Lines, Ltd., Kawasaki Kisen Kaisha Ltd. and Yang Ming Marine Transport Corp. will be greater than 25% of our total gross income at all relevant times;

•	the gross value of our vessels chartered to CSCL Asia, COSCON, Mitsui O.S.K. Lines, Ltd., Kawasaki Kisen Kaisha Ltd. and Yang Ming Marine Transport Corp. will exceed the gross value of all other assets we own at all relevant times;

•	the estimated useful life of each of our vessels subject to a time charter will be 30 years from the date of delivery under the charter; and

•	the total payments due to us under the charters are substantially in excess of the bareboat charter rate for comparable vessels in effect at the time the time charters were executed.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS.

Further, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations, and therefore the composition of our income and assets, will remain the same in the future. Moreover, the market value of our stock may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our stock (which is not within our control) may impact the determination of whether we are a PFIC. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, there can be no assurance that we will not be considered a PFIC for the current or any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to one of three different U.S. income tax regimes, depending on whether the U.S. Holder makes certain elections.

Taxation of U.S. Holders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Holder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election, would be required to report its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the U.S. Holder’s taxable year regardless of whether the U.S. Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The U.S. Holder’s adjusted tax basis in our common shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the U.S. Holder’s adjusted tax basis in our common shares. The U.S. Holder generally would recognize capital gain or loss on the sale, exchange or other disposition of our common shares. A U.S. Holder would not, however, be entitled to a deduction for its pro-rata share of any losses that we incurred with respect to any year.

A U.S. Holder would make a QEF Election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return and complying with all other applicable filing requirements. However, a U.S. Holder’s QEF Election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, you will not be able to make an effective QEF Election at this time. If, contrary to our expectations, we determine that we are or expect to be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF Election with respect to our common shares.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our common shares are treated as “marketable stock,” then a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our common shares at the end of the taxable year over the U.S. Holder’s adjusted tax basis in our common shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our common shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The U.S. Holder’s tax basis in our common shares would be adjusted to reflect any such income or loss recognized. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year and if a U.S. Holder did not make either a QEF Election or a mark-to-market election for that year, the U.S. Holder would be subject to special rules resulting in increased tax liability with respect to (a) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our common shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our common shares) and (b) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our common shares;

•	the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Additionally, for each year during which (a) a U.S. Holder owns shares, (b) we are a PFIC and (c) the total value of all PFIC stock that such U.S. Holder directly or indirectly owns exceeds certain thresholds, such U.S. Holder will be required to file IRS Form 8621 with its annual U.S. federal income tax return to report its ownership of our shares. In addition, if a U.S. Individual Holder is an individual who dies while owning our common shares, such U.S. Individual Holder’s successor generally would not receive a step-up in tax basis with respect to such shares.

U.S. Holders are urged to consult their own tax advisors regarding the PFIC rules, including the PFIC annual reporting requirement, as well as the applicability, availability and advisability of, and procedure for, making QEF Elections, mark-to-market elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

Medicare Tax on Unearned Income

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including dividends and gain from the sale or other disposition of our common shares. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our common shares.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders that hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. This reporting requirement does not apply to U.S. Individual Holders who report their ownership of our shares under the PFIC annual reporting rules described above. Penalties apply for failure to properly complete and file IRS Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our common shares.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Distributions on Our Common Shares

In general, a non-U.S. Holder is not subject to U.S. federal income tax on distributions received from us with respect to our common shares unless the distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the distribution is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on that distribution in the same manner as if it were a U.S. Holder.

Sale, Exchange or Other Disposition of Our Common Shares

In general, a non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our common shares unless (a) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States) or (b) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which those shares are disposed of (and certain other requirements are met). If a non-U.S. Holder is engaged in a U.S. trade or business and the disposition of common shares is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder.

Information Reporting and Backup Withholding

In general, payments of distributions with respect to, or the proceeds of a disposition of, our common shares to a Non-Corporate U.S. Holder will be subject to information reporting requirements. These payments to a Non-Corporate U.S. Holder also may be subject to backup withholding if the Non-Corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is the opinion of Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

Canadian Federal Income Tax Considerations

The following discussion is the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, as to the material Canadian federal income tax consequences under the Income Tax Act (Canada), or the Canada Tax Act, as of the date of this prospectus, that we believe are relevant to prospective shareholders who may purchase our Class A common shares acquired in this offering who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980, or the Canada-U.S. Treaty, resident only in the United States who are “qualifying persons” for purposes of the Canada-U.S. Treaty and who deal at arm’s length with us, or U.S. Resident Holders. This discussion may not apply to United States limited liability companies or insurers; accordingly, such holders should consult their own tax advisors. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon the current provisions of the Canada Tax Act and the regulations thereunder in force as of the date of this prospectus supplement, all specific proposals to amend the Canada Tax Act or the regulations thereunder that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof, or the Tax Proposals, the current provisions of the Canada-U.S. Treaty, and our understanding of the published administrative policies and assessing practices of the Canada Revenue Agency. This summary assumes that the Tax Proposals will be enacted as currently proposed, but no assurance can be given that this will be the case. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or in the administrative or assessing policies and practices of the Canada Revenue Agency, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations.

Subject to the assumptions below, under the Canada Tax Act no taxes on income (including taxable capital gains and withholding tax on dividends) are payable by U.S. Resident Holders in respect of the acquisition, holding or disposition of our Class A common shares. This opinion is based upon the assumptions that we are not a resident of Canada and such U.S. Resident Holders do not have, and have not had, for the purposes of the Canada-U.S. Treaty, a permanent establishment in Canada to which such shares pertain and, in addition, do not use or hold and are not deemed or considered to use or hold such shares in the course of carrying on a business in Canada. Based on the Canada Tax Act as currently enacted, we will not be resident in Canada in a particular taxation year if our principal business in that year is “international shipping,” all or substantially all of our gross revenue for that year consists of gross revenue from “international shipping,” and we were not granted articles of continuance in Canada before the end of that year. International shipping is defined as the operation of ships that are owned or leased by an operator and that are used primarily in transporting passengers or goods in international traffic and includes the chartering of ships, provided that one or more persons related to the operator (if the operator and each such person is a corporation), or persons or partnerships affiliated with the operator (in any other case), has complete possession, control and command of the ship. The leasing of a ship by a lessor to a lessee that has complete possession, control and command of the ship is excluded from the international shipping definition, unless the lessor or a corporation, trust or partnership affiliated with the lessor has an eligible interest in the lessee.

The definition of “international shipping” was introduced following industry consultation, with the intent of providing shipping companies with flexibility in the manner in which they structure their intra-group chartering contracts. Based on our operations and our understanding of the foregoing intention of the definition of “international shipping,” we do not believe that we are, nor do we expect to be, resident in Canada for purposes of the Canada Tax Act, and we intend that our affairs will be conducted and operated in a manner such that we do not become a resident of Canada under the Canada Tax Act. However, if we were or become resident in Canada, we would be or become subject under the Canada Tax Act to Canadian income tax on our worldwide income and our non-Canadian resident shareholders would be or become subject to Canadian withholding tax on dividends paid in respect of our shares. Generally, a corporation that is not resident in Canada will be taxable in Canada on income it earns from carrying on a business in Canada and on gains from the disposition of property used in a business carried on in Canada. However, there are specific statutory exemptions under the Canada Tax Act that provide that income earned in Canada by a non-resident corporation from international shipping, and gains realized from the disposition of ships used principally in international traffic, are not included in the non-resident corporation’s income for Canadian tax purposes where the corporation’s country of residence grants substantially similar relief to a Canadian resident. A Canadian resident corporation that carries on an international shipping business, as described in the previous sentence, in the Republic of the Marshall Islands is exempt from income tax under the current laws of the Republic of the Marshall Islands.

Subject to the below assumption, we expect that we will qualify for these statutory exemptions under the Canada Tax Act. Based on our operations, we do not believe that we are, nor do we expect to be, carrying on a business in Canada for purposes of the Canada Tax Act other than a business that would provide us with these statutory exemptions from Canadian income tax. The foregoing is based upon the assumption that we are a resident of the Republic of the Marshall Islands. However, these statutory exemptions are contingent upon reciprocal treatment being provided under the laws of the Republic of the Marshall Islands. If in the future as a non-resident of Canada, we are carrying on a business in Canada that is not exempt from Canadian income tax, or these statutory exemptions are not accessible due to changes in the laws of the Republic of the Marshall Islands or otherwise, we would be subject to Canadian income tax on our non-exempt income earned in Canada which could reduce our earnings available for distribution to shareholders.

Please read “Item 4. Information on the Company—B. Business Overview—Taxation of the Company—Canadian Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2016 for a further discussion, separate from this opinion, of the tax consequences of us becoming a resident of Canada.

This summary is general in nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular shareholder and no representation with respect to the consequences to any particular shareholder is made. Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC under which we may offer and sell Class A common shares having an aggregate offering price of up to $100.0 million from time to time through Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC, as our sales agents. We have filed the equity distribution agreement as an exhibit to a Report on Form 6-K, dated November 6, 2017, which is incorporated by reference in this prospectus supplement. The sales, if any, of Class A common shares made under the equity distribution agreement will be made by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions, or as otherwise agreed upon by the sales agents and us. As sales agents, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC will not engage in any prohibited stabilizing transactions in connection with the sale of our Class A common shares.

Under the terms of the equity distribution agreement, we also may sell Class A common shares to the sales agents as principals for their own account at a price agreed upon at the time of sale. If we sell Class A common shares to the sales agents as principals, we will enter into a separate terms agreement with the sales agents, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

We will designate the maximum amount of Class A common shares to be sold through the sales agents on a daily basis or otherwise as we and the sales agents agree and the minimum price per Class A common share at which such Class A common shares may be sold. Subject to the terms and conditions of the equity distribution agreement, the sales agents will use their reasonable efforts to sell on our behalf all of the designated Class A common shares. We may instruct the sales agents not to sell any Class A common shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agents may suspend the offering of Class A common shares at any time and from time to time by notifying the other party.

The sales agents will provide to us written confirmation following the close of trading on the NYSE each day on which Class A common shares are sold under the equity distribution agreement. Each confirmation will include the number of Class A common shares sold on that day, the gross sales proceeds, the net proceeds to us (after regulatory transaction fees, if any, but before other expenses) and the compensation payable by us to the sales agents. We will report at least quarterly the number of Class A common shares sold through the sales agents under the equity distribution agreement and the net proceeds to us (before expenses).

We will pay the sales agents a commission for their services in acting as sales agents and/or principals in the sale of the Class A common shares. Additionally, the sales agents may receive customary brokerage commissions from purchasers of the Class A common shares in compliance with FINRA Rule 2121. The sales agents’ aggregate compensation will not exceed 2.0% of the gross sales price of any Class A common shares sold through the sales agent under the equity distribution agreement. We have agreed to reimburse the sales agents for certain of their expenses.

Settlement for sales of Class A common shares will occur on the second business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If we or the sales agents have reason to believe that our Class A common shares are no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the U.S. Securities Exchange Act of 1934, as amended, that party will promptly notify the others and notwithstanding any other provision of the equity distribution agreement, no sales agent shall be obligated to act as sales agent until in such party’s judgment Rule 101(c)(1) or another exemptive provision is available.

The offering of Class A common shares pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all Class A common shares subject to the equity distribution agreement and (2) the termination of the equity distribution agreement by us or by the sales agents.

In connection with the sale of the Class A common shares on our behalf, the sales agents may be deemed to be “underwriters” within the meaning of the U.S. Securities Act of 1933, as amended, or the Securities Act, and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain liabilities, including liabilities under the Securities Act. Citigroup Global Markets Limited, an affiliate of Citigroup Global Markets Inc., and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, serve as lenders under certain of our credit facilities. To the extent we use the net proceeds from this offering to repay certain of our credit facilities, affiliates of certain sales agents may receive a portion of the proceeds from this offering.

The sales agents are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The sales agents and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement.

LEGAL MATTERS

The validity of the Class A common shares and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by Dennis J. Reeder, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon, and by Blake, Cassels & Graydon LLP, Vancouver, British Columbia. Perkins Coie LLP and Blake, Cassels & Graydon LLP may rely on the opinions of Dennis J. Reeder, Reeder & Simpson, P.C. for all matters of Marshall Islands law. The sales agents have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein and in the related registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, as incorporated by reference herein and upon the authority of such firm as experts in accounting and auditing. The audit report covering the December  31, 2016 financial statements refers to a change in the accounting for debt issuance costs.

EXPENSES

We estimate the expenses in connection with the issuance and distribution of the Class A common shares, other than sales agents’ commissions, as follows:

Commission Registration Fee	$12,450	*
Printing Expenses	30,000
Legal Fees and Expenses	175,000
Accountants’ Fees and Expenses	30,000
Transfer Agent Fees and Expenses	5,000
Miscellaneous Costs	22,550

Total	$275,000

*	Previously paid.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file and furnish annual and other reports with the Commission. You may read and copy any document that we file or furnish with the Commission at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-2736. You may obtain information on the operation of the public reference room by calling 1-(800) SEC-0330, and you may obtain copies of documents at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549-2736. The Commission maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the Commission. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus supplement the documents listed below:

•	Report on Form 6-K, filed with the Commission on March 15, 2017, April 10, 2017, April 28, 2017, July 31, 2017, August 1, 2017, August 23, 2017, October 12, 2017 and November 2, 2017;

•	Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 6, 2017; and

•	the description of our common shares contained in our Registration Statement on Form 8-A filed on August 2, 2005, and amended on March 31, 2011, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the base prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the base prospectus. We have not, and the sales agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the base prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 2nd Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

(852) 2540-1686

Attention: Chief Financial Officer

PROSPECTUS

$1,000,000,000

Common Shares

Preferred Shares

Convertible Preferred Shares

Debt Securities

Convertible Debt Securities

Warrants

Units

Seaspan Corporation

We may, from time to time, offer to sell in one or more offerings up to an aggregate of $1,000,000,000 of our common shares, preferred shares, convertible preferred shares, debt securities, convertible debt securities, warrants, units representing an interest in two or more other securities or any combination of the foregoing. We refer to our common shares, preferred shares, convertible preferred shares, debt securities convertible debt securities, warrants and units collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through other means, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our Class A common shares are listed on the New York Stock Exchange under the symbol “SSW.” The last reported sale price of our Class A common shares on the NYSE on April 18, 2017 was $6.58 per share. Our Series D preferred shares, Series E preferred shares, Series G preferred shares and Series H preferred shares are listed on the NYSE under the symbols “SSW PR D,” “SSW PR E,” “SSW PR G” and “SSW PR H,” respectively. The last reported sale prices of our Series D preferred shares, Series E preferred shares, Series G preferred shares and Series H preferred shares on the NYSE on April 18, 2017 were $22.80, $23.19, $22.63 and $21.84 per preferred share, respectively. Our 6.375% senior unsecured notes due 2019 are listed on the NYSE under the symbol “SSWN.” The last reported sale price of our 6.375% senior unsecured notes due 2019 on the NYSE on April 18, 2017 was $24.86 per note.

Investing in our securities involves a high degree of risk. Please read the sections entitled “Forward-Looking Information” and “Risk Factors” contained on pages 3 and 4 of this prospectus and in the applicable prospectus supplement, as well as documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2017.

You should rely only on the information contained in this prospectus, any prospectus supplement or incorporated by reference herein or therein. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. You should not assume that the information contained in this prospectus or incorporated by reference herein is accurate as of any date other than the date on the front of this prospectus or the date of such incorporated documents, as the case may be.

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ABOUT THIS PROSPECTUS

Unless we otherwise specify, when used in this prospectus, the terms “Seaspan,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its subsidiaries. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars, and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

This prospectus is part of a registration statement on Form F-3 we filed with the Securities Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the offering and of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects, as well as other information, may have changed since such dates.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

ABOUT SEASPAN CORPORATION

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. We operate a fleet of 88 containerships and have entered into contracts for the purchase of an additional eight newbuilding containerships which have scheduled delivery dates through 2017. We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters.

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 2nd Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. We maintain a website at www.seaspancorp.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein when making a decision whether to invest in our securities.

FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. They often include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “projects,” “forecasts,” “potential,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “seek,” “should” or “will,” or the negative of those terms, or comparable terminology. These forward-looking statements are all based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual reports on Form 20-F and any reports on Form 6-K incorporated herein by reference.

Any or all of our forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein may turn out to be inaccurate. Incorrect assumptions we might make and known or unknown risks and uncertainties may affect the accuracy of our forward-looking statements. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain, and accordingly, you should not place undue reliance on forward-looking statements.

Although we believe that the expectations and forecasts reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Consequently, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially. We expressly disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 20-F and any reports on Form 6-K that we incorporate herein by reference, as well as in any prospectus supplement relating to this prospectus and other public filings with the Commission.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, including our Annual Report on Form 20-F for the year ended December 31, 2016, filed on March 6, 2017, and subsequent filings, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties known or not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

WHERE YOU CAN FIND MORE INFORMATION

We file and furnish annual and other reports with the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-2736. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the U.S. Securities Act of 1933, as amended, or the Securities Act. As permitted by the Commission, this prospectus does not contain all the information in the registration statement filed with the Commission. For a more complete understanding of this offering, you should refer to the complete registration statement (including exhibits) on Form F-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act on or after the date of this prospectus (other than information “furnished” to the Commission, unless otherwise stated) until the termination of the registration statement of which this prospectus is a part, including any such filings we may file with the Commission after the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Reports on Form 6-K filed with the Commission on March 6, 2017, March 15, 2017 and April 10, 2017 (excluding Exhibit 99.1);

•	Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 6, 2017; and

•	The descriptions of our Class A common shares, our Series D preferred shares, our Series E preferred shares, our 6.375% senior unsecured notes due 2019, our Series G preferred shares and our Series H preferred shares as set forth in our registration statements on Form 8-A filed on August 2, 2005, December 13, 2012, February 13, 2014, April 7, 2014, June 16, 2016 and August 11, 2016, respectively, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

You may obtain a copy of the above mentioned filings or any subsequent filing we incorporated by reference into this prospectus or any prospectus supplement through the Commission or the Commission’s website as described above. You may also obtain copies of these documents free of charge by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 2nd Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

(852) 2540-1686

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered by this prospectus. Unless we specify otherwise in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and/or for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND

TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to (a) fixed charges and (b) fixed charges and preference dividends for the periods presented:

	Year Ended December 31,
	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	— (2)	2.5	2.1	4.7	2.4
Ratio of earnings to fixed charges and preference dividends(1)	— (2)	1.8	1.5	3.2	1.7
Dollar amount (in thousands) of deficiency in earnings to fixed charges	142,850	—	—	—	—
Dollar amount (in thousands) of deficiency in earnings to fixed charges and preference dividends	196,935	—	—	—	—

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges and to fixed charges and preference dividends:

•	“earnings” consist of pre-tax income from continuing operations prepared under U.S. GAAP (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees;

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount; and

•	“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (a) the dividend divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations.

The ratios of earnings to fixed charges and to fixed charges and preference dividends are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to our credit and lease facilities and preferred shares and we believe they are not ratios generally used by investors to evaluate our overall operating performance.

(2)	The ratio of earnings to fixed charges or to fixed charges and preference dividends for this period was less than 1.0X.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain material terms of our articles of incorporation. For additional information, we refer you to our articles of incorporation, which are incorporated by reference into this prospectus.

Under our articles of incorporation, our authorized shares consist of 200,000,000 Class A common shares, par value $0.01 per share, 25,000,000 Class B common shares, par value $0.01 per share, 100 Class C common shares, par value $0.01 per share, and 150,000,000 shares of preferred shares, par value $0.01 per share. As of April 7, 2017, there were issued and outstanding 109,599,195 Class A common shares, no Class B common shares, no Class C common shares, no Series A preferred shares, no Series B preferred shares, no Series C preferred shares, 4,981,029 Series D preferred shares, 5,370,600 Series E preferred shares, 5,600,000 Series F preferred shares, 7,800,000 Series G preferred shares, 9,000,000 Series H preferred shares and no Series R preferred shares.

Common Stock

Our Class A common shares are our only outstanding class of common shares.

Dividends

Under our articles of incorporation, our Class A common shareholders may receive quarterly dividends. Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will depend upon our financial condition, our operations, our cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments and our preferred shares, industry trends, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The Marshall Islands Business Corporations Act generally prohibits the payment of dividends other than from paid-in capital in excess of par value and our earnings or while we are insolvent or would be rendered insolvent on paying the dividend.

Voting

The Class A common shares each have one vote. A majority of the Class A common shares constitutes a quorum at meetings of the shareholders.

Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including, among other things:

•	the designation of the series;

•	the number of shares in the series;

•	the dividend terms and conditions of the series;

•	any redemption rights of, or sinking fund for, the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into any other security of our company or any other corporation, and, if so, the terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Our outstanding series of preferred stock are described below.

Series D Preferred Shares

In December 2012, we issued 3,105,000 of our 7.95% Series D Cumulative Redeemable Perpetual Preferred Shares. In November 2013, we issued an additional 2,000,000 Series D preferred shares. The liquidation preference of the Series D preferred shares is $25.00 per share. The shares are redeemable by us at any time on or after January 30, 2018. The shares carry an annual dividend rate of 7.95% per $25.00 of liquidation preference per share. The Series D preferred shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series E, Series F, Series G and Series H preferred shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D preferred shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series E, Series F, Series G and Series H preferred shares. Upon any liquidation or dissolution of us, holders of the Series D preferred shares and pari passu preferred shares with respect to liquidation (including the Series E, Series F, Series G and Series H preferred shares) will generally be entitled to receive the cash value of the liquidation preference of the Series D preferred shares or the pari passu preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series D preferred shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights. The Statement of Designation for the Series D preferred shares includes a restrictive covenant that we shall not permit the Net Worth to Preferred Stock Ratio (as defined therein) to be less than or equal to 1.00. For a detailed description of the Series D preferred shares, including a detailed description of the net worth covenant, please read the description of our Series D preferred shares as set forth in our registration statement on Form 8-A filed on December 13, 2012, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus.

Series E Preferred Shares

In February 2014, we issued 5,400,000 of our 8.25% Series E Cumulative Redeemable Perpetual Preferred Shares. The liquidation preference of the Series E preferred shares is $25.00 per share. The shares are redeemable by us at any time on or after February 13, 2019. The shares carry an annual dividend rate of 8.25% per $25.00 of liquidation preference per share. The Series E preferred shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series D, Series F, Series G and Series H preferred shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series E preferred shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series D, Series F, Series G and Series H preferred shares. Upon any liquidation or dissolution of us, holders of the Series E preferred shares and pari passu preferred shares with respect to liquidation (including the Series D, Series F, Series G and Series H preferred shares) will generally be entitled to receive the cash value of the liquidation preference of the Series E preferred shares or the pari passu preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series E preferred shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights. The Statement of Designation for the Series E preferred shares includes a restrictive covenant that we shall not permit the Net Worth to Preferred Stock Ratio (as defined therein) to be less than or equal to 1.00. For a detailed description of the Series E preferred shares, including a detailed description of the net worth covenant, please read the description of our Series E preferred shares as set forth in our registration statement on Form 8-A filed on February 13, 2014, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus.

Series F Preferred Shares

In May 2016, we issued 5,600,000 of our 6.95% Series F Cumulative Convertible Perpetual Preferred Shares. The liquidation preference of the Series F preferred shares is $25.00 per share. The shares carry an initial annual dividend rate of 6.95% per $25.00 of liquidation preference per share. The Series F preferred shares are redeemable, at our option, at any time after the fifth anniversary of the initial issuance date of the shares, at a price equal to the liquidation preference per share plus any accumulated and unpaid dividends to the redemption date. If Series F preferred shares remain outstanding beyond the fifth anniversary date, the annual dividend rate will increase by 1% on such date and on each anniversary date thereafter, to a maximum of 10.5% after the ninth anniversary date. If we do not acquire all of the membership interests in Greater China Intermodal Investments LLC, or GCI, which is our investment partnership, or all or substantially all of the assets of GCI by December 31, 2017, the annual dividend rate will increase to 10.5% beginning January 1, 2018 and the shares will become redeemable at our option at any time on or after that date. The Series F preferred shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series D, Series E, Series G and Series H preferred shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series F preferred shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series D, Series E, Series G and Series H preferred shares. Upon any liquidation or dissolution of us, holders of the Series F preferred shares and pari passu preferred shares with respect to liquidation (including the Series D, Series E, Series G and Series H preferred shares) will generally be entitled to receive the cash value of the liquidation preference of the Series F preferred shares or the pari passu preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares.

The holders of outstanding Series F Preferred Share generally are entitled to vote together with the holders of our Class A common shares, as a single class, on all matters submitted for a vote of holders of our common shares. For purposes of these voting rights, each holder of Series F Preferred Share is entitled to one vote for each common share issuable upon conversion of such holder’s Series F preferred shares. The holders of Series F preferred shares also have rights relating to, among other things, the issuance by us of additional parity equity securities or any senior equity securities. The holders of Series F preferred shares may convert, in whole or in part, their Series F preferred shares into Class A common shares. The number of shares of our common stock to be issued upon any conversion of the Series F preferred shares will be determined by dividing (a) an amount equal to $25.00 per Series F Preferred Share plus all accumulated and unpaid dividends to the conversion date, whether or not declared, by (b) the conversion price in effect at the time of the conversion. The initial conversion price is $18.00 per Series F Preferred Share, and is subject to appropriate adjustment for common stock dividends, splits, combinations, reclassifications or similar events relating to our Class A common shares. Subject to certain exceptions, the holders of Series F preferred shares have the general right to purchase a pro rata portion of any of our Class A common shares or of any preferred stock with general voting rights that we may issue or sell. We have agreed to register with the Commission the Class A common shares issuable upon conversion of the Series F preferred shares.

Series G Preferred Shares

In June 2016, we issued 4,600,000 of our 8.20% Series G Cumulative Redeemable Perpetual Preferred Shares and in August 2016, we issued an additional 3,200,000 of our Series G preferred shares. The liquidation preference of the Series G preferred shares is $25.00 per share. The shares are redeemable by us at any time on or after June 16, 2021. The shares carry an annual dividend rate of 8.20% per $25.00 of liquidation preference per share. The Series G preferred shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series D, Series E, Series F and Series H preferred shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series G preferred shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series D, Series E, Series F and Series H preferred shares. Upon any liquidation or dissolution of us, holders of the

Series G preferred shares and pari passu preferred shares with respect to liquidation (including the Series D, Series E, Series F and Series H preferred shares) will generally be entitled to receive the cash value of the liquidation preference of the Series G preferred shares or the pari passu preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series G preferred shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights. The Statement of Designation for the Series G preferred shares includes a restrictive covenant that we shall not permit the Net Worth to Preferred Stock Ratio (as defined therein) to be less than or equal to 1.00. For a detailed description of the Series G preferred shares, including a detailed description of the net worth covenant, please read the description of our Series G preferred shares as set forth in our registration statement on Form 8-A filed on June 16, 2016, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus.

Series H Preferred Shares

In August 2016, we issued 9,000,000 of our 7.875% Series H Cumulative Redeemable Perpetual Preferred Shares. The liquidation preference of the Series H preferred shares is $25.00 per share. The shares are redeemable by us at any time on or after August 11, 2021. The shares carry an annual dividend rate of 7.875% per $25.00 of liquidation preference per share. The Series H preferred shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series D, Series E, Series F and Series G preferred shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series H preferred shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series D, Series E, Series F and Series G preferred shares. Upon any liquidation or dissolution of us, holders of the Series H preferred shares and pari passu preferred shares with respect to liquidation (including the Series D, Series E, Series F and Series G preferred shares) will generally be entitled to receive the cash value of the liquidation preference of the Series H preferred shares or the pari passu preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series H preferred shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights. The Statement of Designation for the Series H preferred shares includes a restrictive covenant that we shall not permit the Net Worth to Preferred Stock Ratio (as defined therein) to be less than or equal to 1.00. For a detailed description of the Series H preferred shares, including a detailed description of the net worth covenant, please read the description of our Series H preferred shares as set forth in our registration statement on Form 8-A filed on August 11, 2016, including any subsequent amendments or reports filed for the purpose of updating such descriptions, incorporated by reference in this prospectus.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities (any of which may be senior or subordinated and convertible or not convertible) from time to time in one or more series, under an indenture to be dated as of a date on or prior to our initial issuance of the debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, and our subordinated debt securities would be issued under a subordinated indenture. The senior or subordinated indenture for debt securities and any convertible debt securities, forms of which are included as exhibits to the registration statement of which this prospectus is a part, will be executed at the time we issue applicable debt securities. Any supplemental indentures will be filed with the Commission on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

All of the indentures are sometimes referred to in this prospectus collectively as the Indentures and each, individually, as an Indenture. The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The Indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The terms of the debt securities will include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act.

Our statements below relating to the debt securities and the Indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The provisions of the Indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement and an applicable supplemental indenture, any senior debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt, and the subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all of our senior indebtedness with respect to such series, as described in the applicable prospectus supplement. Any debt securities may be convertible into common shares.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any original issue discount securities will describe United States federal income tax consequences and other special considerations applicable to them. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of the offered debt securities;

•	the price or prices at which the offered debt securities will be issued;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates (which may be fixed or variable) per year at which the offered debt securities will bear interest, if any, or the method of determining the rate or rates and the date or dates from which interest, if any, will accrue;

•	if the amount of principal, premium or interest with respect to the offered debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

•	the date or dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the payment thereof;

•	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the offered debt securities will be payable;

•	the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, pursuant to optional redemption provisions;

•	the terms on which we would be required to redeem or purchase the offered debt securities pursuant to any sinking fund or similar provision, and the period or periods within which, the price or prices at which and the terms and conditions on which the offered debt securities will be so redeemed and purchased in whole or in part;

•	the denominations in which the offered debt securities will be issued;

•	the form of the offered debt securities and whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	the portion of the principal amount of the offered debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount;

•	if other than U.S. dollars, the currency or currencies in which the offered debt securities will be denominated and payable, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the offered debt securities are otherwise payable;

•	whether the offered debt securities will be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the offered debt securities;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the applicable Indenture;

•	the consequences of any failure to pay principal, interest, or, if applicable, any sinking or amortization installment;

•	whether the offered debt securities will be convertible or exchangeable into common shares, and if so, the terms and conditions upon which the offered debt securities will be convertible or exchangeable;

•	whether the offered debt securities will be senior or subordinated debt securities, and if subordinated the aggregate amount of outstanding indebtedness that is senior to the subordinated debt and any limitations on the issuance of additional senior indebtedness, if any;

•	whether the applicable Indenture will include provisions restricting the declaration of dividends or requiring the creation or maintenance of any reserves or of any ratio of assets;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the offered debt securities; and

•	any other specific terms of the offered debt securities.

Consolidation, Merger and Sale of Assets

The terms of the Indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that we may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer, lease our properties and assets as an entirety or substantially as an entirety to any person, unless:

•	the successor person is a corporation organized and existing under the laws of the Marshall Islands, the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the debt securities and the applicable Indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the applicable Indenture are met.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under the applicable Indenture and the debt securities.

Events of Default

The terms of the Indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part provide that the debt securities are subject to the following events of default:

(1)	failure to pay principal of or any premium when due;

(2)	failure to pay any interest when due, continued for 30 days;

(3)	failure to perform any of our other covenants in the applicable Indenture, continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities, as provided in the applicable Indenture;

(4)	any debt of the Company is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such debt unpaid or accelerated exceeds $50.0 million;

(5)	any judgment or decree for the payment of money in excess of $50.0 million is entered against us and remains outstanding for a period of 90 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

(6)	certain events of bankruptcy, insolvency or reorganization affecting us.

If an event of default, other than an event of default described in clause (6) above, occurs and is continuing, either the trustee under the applicable Indenture or the holders of at least 25% in aggregate principal amount of the outstanding debt securities may declare the principal amount of the debt securities to be due and payable immediately. If an event of default described in clause (6) above occurs, the principal amount of the debt securities and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the debt securities may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and any premium, interest or any additional amounts, or Additional Amounts, which are required under the applicable Indenture or the debt securities to be paid by the Company, in each case which have become due as a result of such acceleration, have been cured or waived.

Notwithstanding the foregoing, if we so elect by notice to all holders of record of debt securities and the trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which an event of default described below would otherwise occur, the sole remedy under the each Indenture for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our annual and quarterly reporting obligations to the trustee and the Commission will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the debt securities at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the debt securities for each day during the 90-day period beginning on, and including, the date on which such event of default first occurs and on which such event of default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the debt securities for each day during the 90-day period beginning on, and including, the 91st day following the date on which such event of default first occurs and on which such event of default is continuing. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the debt securities. On the 181st day after such event of default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the debt securities will be subject to acceleration as provided above. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the debt securities will be subject to acceleration as provided above. The provisions of the Indentures described in this paragraph will not affect the rights of holders of debt securities in the event of the occurrence of any other events of default.

The trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the applicable Indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities. In the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding under the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable Indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee;

•	such holder has offered to the trustee such indemnity as is reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the debt securities then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of, interest on and any Additional Amounts with respect any debt security on or after the applicable due date in accordance with the applicable Indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding debt securities may waive any default or event of default unless:

•	we fail to pay the principal of, any interest on or any Additional Amounts with respect to any debt security when due; or

•	we fail to comply with any of the provisions of the applicable Indenture that would require the consent of the holder of each outstanding debt security affected.

The Indentures provide that within 90 days after the trustee receives written notice of a default, the trustee shall transmit by mail to all holders, notice of such default hereunder, unless such default shall have been cured or waived. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the best interest of the holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal of;

•	Any premium and accrued and unpaid interest, if any, on; and

•	Additional Amounts, if any, on

its debt securities, on or after the respective due dates expressed or provided for in the applicable Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

We and the trustee may amend or supplement the Indentures with respect to the debt securities with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding debt securities. In addition, the holders of a majority in aggregate principal amount of the outstanding debt securities may waive our compliance in any instance with any provision of the applicable Indenture without notice to the other holders of debt securities. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding debt securities affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of, or any premium or installment of interest on or any Additional Amounts with respect to the debt securities;

•	reduce the principal amount of or interest on the debt securities or any Additional Amounts with respect thereto;

•	change the currency of payment of principal of, any premium or interest on or any Additional Amounts with respect to the debt securities or change any debt security’s place of payment;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture or waiver, provided for in the applicable Indenture, or reduce the requirements for quorum or voting;

•	impair the right of any holder to receive payment of principal of and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the debt securities;

•	impair the right to convert or exchange any debt security into or for securities of the Company or other securities, cash or property in accordance with the debt security’s terms;

•	change the ranking of the debt securities;

•	change our obligation to pay Additional Amounts on any debt security; or

•	modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the debt securities.

We and the trustee may amend or supplement the Indentures or the debt securities without notice to, or the consent of, the holders of the debt securities to, among other things:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any holder of the debt securities in any material respect;

•	provide for the assumption by a successor corporation of our obligations under an Indenture;

•	secure the debt securities;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us; or

•	make any change that does not adversely affect the rights of any holder.

The consent of the holders is not necessary under the Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indentures by delivering to the trustee for cancellation all outstanding debt securities or depositing with the trustee or delivering to the holders, as applicable, after all outstanding debt securities have become due and payable, or will become due and payable at their stated maturity within one year, cash sufficient to pay and discharge the entire indebtedness all of the outstanding debt securities and all other sums payable under the applicable Indenture by us. Such discharge is subject to terms contained in the applicable Indenture.

Defeasance

We may terminate at any time all our obligations with respect to the debt securities and the Indentures, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. We may also terminate at any time certain of our covenants with respect to the debt securities, which we refer to as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the debt securities, payment of the debt securities may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the debt securities, payment of the debt securities may not be accelerated because of an event of default specified in clause (3) in “—Events of Default” above.

The legal defeasance option or the covenant defeasance option with respect to the debt securities may be exercised only if:

(1)	we irrevocably deposit in trust with the trustee cash or U.S. government obligations or a combination thereof for the payment of principal of (and premium, if any) and interest and Additional Amounts, if any, on the debt securities to maturity,

(2)	such legal defeasance or covenant defeasance does not constitute a default under the applicable Indenture or any other material agreement or instrument binding us,

(3)	no default or event of default has occurred and is continuing on the date of such deposit and, with respect to legal defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (other than, if applicable, a default or event of default with respect to the debt securities resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, we deliver to the trustee an opinion of counsel stating that we have received from the Internal Revenue Service, or the IRS, a letter ruling, or there has been published by the IRS a Revenue Ruling, or since the date of the applicable Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such legal defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(5)	in the case of the covenant defeasance option, we deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

(6)	we deliver to the trustee an opinion of counsel to the effect that, after the 123rd day after the date of deposit, all money and U.S. government obligations (or other property as may be provided pursuant to the terms of the applicable Indenture) (including the proceeds thereof) deposited or caused to be deposited with the trustee (or other qualifying trustee) to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of the Company under any U.S. federal or state bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of the Company issued in connection therewith, and

(7)	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities have been complied with as required by the applicable Indenture.

Transfer and Exchange

We will maintain an office in New York City where the debt securities may be presented for registration of transfer or exchange. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of debt securities, but any tax or similar governmental charge required by law or permitted by the applicable Indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase except for any portion of that note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent;

•	appoint additional paying agents; or

•	approve any change in the office through which any security registrar or any paying agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company, or DTC, or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the applicable Indenture. In the case of certificated debt securities, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder’s registered address. We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

We may at any time designate a paying agent or additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Governing Law

The Indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Concerning the Trustee

We will enter into the Indentures with a trustee identified in the relevant prospectus supplement that is also qualified to act under the Trust Indenture Act and with any other trustee chosen by us and appointed in a supplemental indenture for a particular series of debt securities. We may maintain a banking relationship in the ordinary course of business with our trustee and one or more of its affiliates.

The trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common shares, preferred shares or other securities. Warrants may be issued independently or together with debt securities, common shares, preferred shares or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The summary of the terms of the warrants contained in this prospectus is not complete and is subject to, and is qualified in its entirety to, all provisions of the applicable warrant agreement. Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•	whether the warrants are to be sold separately or with other securities;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms;

•	any applicable material Marshall Islands and U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued with other securities and the related debt securities, common shares or preferred shares will be separately transferable;

•	the number of common shares or preferred shares purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the nature and number of securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of or securities issuable upon exercise of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

DESCRIPTION OF UNITS

We may issue units comprised of two or more of debt securities, common shares, preferred shares, warrants and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. Each unit will be issued under a separate unit agreement to be entered into between us and, at our discretion, a bank or trust company, as unit agent, all as will be set forth in the prospectus supplement relating to the particular issue of units. The unit agent, if any, will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any holders of units or beneficial owners of units. The summary of the terms of the units contained in this prospectus is not complete and is subject to, and is qualified in its entirety to, all provisions of the applicable unit agreement. Reference is made to the prospectus supplement relating to the particular issue of units offered pursuant to such prospectus supplement for the terms of and information relating to such units, including, where applicable:

•	the specific designation and terms of the units and of the securities comprising the units, and the number of such securities comprising each unit;

•	the price or prices at which such units will be issued and the currency in which such price or prices are payable;

•	whether the units are to be sold separately or with other securities;

•	whether the units will be issued in definitive or global form or in any combination of these forms;

•	any applicable material Marshall Islands and U.S. federal income tax consequences;

•	the identity of the units agent for the units and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the units or any securities comprising the units on any securities exchange;

•	the designation and terms of any equity securities or warrants included in the units;

•	the designation, aggregate principal amount, currency and terms of any debt securities included in the units;

•	if applicable, the date from and after which any units and the securities comprising the units will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any additional terms of the units or of the securities comprising the units, including terms, procedures and limitations for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material United States federal income tax considerations that may be relevant to prospective holders of our shares, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this Post-Effective Amendment, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to beneficial owners of our shares that own the shares as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or shareholders that will hold our shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our shares should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our shares.

No ruling has been requested from the IRS regarding any matter affecting us or our shareholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinion and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Shareholders are urged to consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of owning and disposing of our shares.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our shares that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien, or a U.S. Individual Holder; (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by us to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s shares, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the shares for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our shares will be treated as foreign source income and generally will be treated as “passive category income.”

Under current law, subject to holding-period requirements and certain other limitations, dividends received with respect to our publicly traded shares by a U.S. Holder who is an individual, trust or estate, or a Non-Corporate U.S. Holder, generally will be treated as qualified dividend income that is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year).

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share that is equal to or in excess of 10% of a common shareholder’s, or 5% of a preferred shareholder’s, adjusted tax basis (or fair market value upon the shareholder’s election) in such share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value). If we pay an extraordinary dividend on our shares that is treated as qualified dividend income, then any loss recognized by a Non-Corporate U.S. Holder from the sale or exchange of such shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Our Shares

Subject to the discussion of PFICs, below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares.

Subject to the discussion of extraordinary dividends above, gain or loss recognized upon a sale, exchange or other disposition of our shares generally will be treated as (a) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short-term capital gain or loss otherwise and (b) U.S. source income or loss, as applicable, for foreign tax credit purposes. Non-Corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Consequences of CFC Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our outstanding shares entitled to vote) own directly, indirectly or constructively more than 50% of either the total combined voting power of all classes of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation, or a CFC. We were treated as a CFC in 2016, and we believe that we will be treated as a CFC in 2017. It is unclear whether we would be treated as a CFC in future years.

CFC Shareholders are treated as receiving current distributions of their respective share of certain income of the CFC without regard to any actual distributions. In addition, CFC Shareholders are subject to certain burdensome U.S. federal income tax and administrative requirements, but generally are not also subject to the requirements generally applicable to shareholders of a PFIC (as discussed below). In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. U.S. persons who may obtain a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder. The U.S. federal income tax consequences to U.S. Holders who are not CFC Shareholders would not change if we are a CFC.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. entity treated as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (a) at least 75% of our gross income (including the gross income of certain of our subsidiaries) consists of passive income or (b) at least 50% of the average value of our assets (including the assets of certain of our subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) but does not include income derived from the performance of services.

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and that of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering, including:

•	all time charters we have entered into are similar in all material respects to those we have provided to Perkins Coie LLP;

•	the income from our chartering activities with CSCL Asia, COSCON, MOL, K-Line and Yang Ming Marine will be greater than 25% of our total gross income at all relevant times;

•	the gross value of our vessels chartered to CSCL Asia, COSCON, MOL, K-Line and Yang Ming Marine will exceed the gross value of all other assets we own at all relevant times;

•	the estimated useful life of each of our vessels subject to a time charter will be 30 years from the date of delivery under the charter; and

•	the total payments due to us under the charters are substantially in excess of the bareboat charter rate for comparable vessels in effect at the time the time charters were executed.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations, and therefore the composition of our income and assets, will remain the same in the future. Moreover, the market value of our stock may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our stock (which is not within our control) may impact the determination of whether we are a PFIC. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, there can be no assurance that we will not be considered a PFIC for the current or any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to one of three different U.S. income tax regimes, depending on whether the U.S. Holder makes certain elections.

Taxation of U.S. Holders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Holder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election, would be required to report its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the U.S. Holder’s taxable year regardless of whether the U.S. Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The U.S. Holder’s adjusted tax basis in our shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the U.S. Holder’s adjusted tax basis in our shares. The U.S. Holder generally would recognize capital gain or loss on the sale, exchange or other disposition of our shares. A U.S. Holder would not, however, be entitled to a deduction for its pro-rata share of any losses that we incurred with respect to any year.

A U.S. Holder would make a QEF Election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return and complying with all other applicable filing requirements. However, a U.S. Holder’s QEF Election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, you will not be able to make an effective QEF Election at this time. If, contrary to our expectations, we determine that we are or expect to be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF Election with respect to our shares.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our publicly traded shares are treated as “marketable stock,” then a U.S. Holder of our publicly traded shares would be allowed to make a “mark-to-market” election with respect to such shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of such shares at the end of the taxable year over the U.S. Holder’s adjusted tax basis in such shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in such shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The U.S. Holder’s tax basis in such shares would be adjusted to reflect any such income or loss recognized. Gain realized on the sale, exchange or other disposition of such shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of such shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year and if a U.S. Holder did not make either a QEF Election or a mark-to-market election for that year, the U.S. Holder would be subject to special rules resulting in increased tax liability with respect to (a) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our shares) and (b) any gain realized on the sale, exchange or other disposition of our shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our shares;

•	the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Additionally, for each year during which (a) a U.S. Holder owns shares, (b) we are a PFIC and (c) the total value of all PFIC stock that such U.S. Holder directly or indirectly owns exceeds certain thresholds, such U.S. Holder will be required to file IRS Form 8621 with its annual U.S. federal income tax return to report its ownership of our shares. In addition, if a U.S. Individual Holder is an individual who dies while owning our shares, such U.S. Individual Holder’s successor generally would not receive a step-up in tax basis with respect to such shares.

U.S. Holders are urged to consult their own tax advisors regarding the PFIC rules, including the PFIC annual reporting requirement, as well as the applicability, availability and advisability of, and procedure for, making QEF Elections, mark-to-market elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

Medicare Tax on Unearned Income

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including dividends and gain from the sale or other disposition of our shares. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our shares.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders that hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. This reporting requirement does not apply to U.S. Individual Holders who report their ownership of our shares under the PFIC annual reporting rules described above. Penalties apply for failure to properly complete and file IRS Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our shares.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Distributions

In general, a non-U.S. Holder is not subject to U.S. federal income tax on distributions received from us with respect to our shares unless the distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the distribution is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on that distribution in the same manner as if it were a U.S. Holder.

Sale, Exchange or Other Disposition of Our Shares

In general, a non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our shares unless (a) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States) or (b) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which those shares are disposed of (and certain other requirements are met). If a non-U.S. Holder is engaged in a U.S. trade or business and the disposition of shares is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder.

Information Reporting and Backup Withholding

In general, payments of distributions with respect to, or the proceeds of a disposition of, our shares to a Non-Corporate U.S. Holder will be subject to information reporting requirements. These payments to a Non-Corporate U.S. Holder also may be subject to backup withholding if the Non-Corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or distributions required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is the opinion of Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of shares and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

Canadian Federal Income Tax Considerations

The following discussion is the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, as to the material Canadian federal income tax consequences under the Income Tax Act (Canada), or the Canada Tax Act, as of the date of this prospectus, that we believe are relevant to prospective shareholders who may purchase our shares who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980, or the Canada-U.S. Treaty, resident only in the United States who are “qualifying persons” for purposes of the Canada-U.S. Treaty and who deal at arm’s length with us, or U.S. Resident Holders. This disclosure may not apply to United States limited liability companies; accordingly, such holders should consult their own tax advisors. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

Subject to the assumptions below, under the Canada Tax Act no taxes on income (including taxable capital gains and withholding tax on dividends) are payable by U.S. Resident Holders in respect of the acquisition, holding or disposition of our shares. This opinion is based upon the assumptions that we are not a resident of Canada and such U.S. Resident Holders do not have, and have not had, for the purposes of the Canada-U.S. Treaty, a permanent establishment in Canada to which such shares pertain and, in addition, do not use or hold and are not deemed or considered to use or hold such shares in the course of carrying on a business in Canada. Based on the Canada Tax Act as currently enacted, we will not be resident in Canada in a particular taxation year if our principal business in that year is “international shipping,” all or substantially all of our gross revenue for that year consists of gross revenue from “international shipping,” and we were not granted articles of continuance in Canada before the end of that year. International shipping is defined as the operation of ships that are owned or leased by an operator and that are used primarily in transporting passengers or goods in international traffic and includes the chartering of ships, provided that one or more persons related to the operator (if the operator and each such person is a corporation), or persons or partnerships affiliated with the operator (in any other case), has complete possession, control and command of the ship. The leasing of a ship by a lessor to a lessee that has complete possession, control and command of the ship is excluded from the international shipping definition, unless the lessor or a corporation, trust or partnership affiliated with the lessor has an eligible interest in the lessee.

The definition of “international shipping” was introduced following industry consultation, with the intent of providing shipping companies with flexibility in the manner in which they structure their intra-group chartering contracts. Based on our operations and our understanding of the foregoing intention of the definition of “international shipping,” we do not believe that we are, nor do we expect to be, resident in Canada for purposes of the Canada Tax Act, and we intend that our affairs will be conducted and operated in a manner such that we do not become a resident of Canada under the Canada Tax Act. However, if we were or become resident in Canada, we would be or become subject under the Canada Tax Act to Canadian income tax on our worldwide income and our non-Canadian resident shareholders would be or become subject to Canadian withholding tax on dividends paid in respect of our shares. Generally, a corporation that is not resident in Canada will be taxable in Canada on income it earns from carrying on a business in Canada and on gains from the disposition of property used in a business carried on in Canada. However, there are specific statutory exemptions under the Canada Tax Act that provide that income earned in Canada by a non-resident corporation from international shipping, and gains realized from the disposition of ships used principally in international traffic, are not included in the non-resident corporation’s income for Canadian tax purposes where the corporation’s country of residence grants substantially similar relief to a Canadian resident. A Canadian resident corporation that carries on an international shipping business, as described in the previous sentence, in the Republic of the Marshall Islands is exempt from income tax under the current laws of the Republic of the Marshall Islands.

Subject to the below assumption, we expect that we will qualify for these statutory exemptions under the Canada Tax Act. Based on our operations, we do not believe that we are, nor do we expect to be, carrying on a business in Canada for purposes of the Canada Tax Act other than a business that would provide us with these statutory exemptions from Canadian income tax. The foregoing is based upon the assumption that we are a resident of the Republic of the Marshall Islands. However, these statutory exemptions are contingent upon reciprocal treatment being provided under the laws of the Republic of the Marshall Islands. If in the future as a non-resident of Canada, we are carrying on a business in Canada that is not exempt from Canadian income tax, or these statutory exemptions are not accessible due to changes in the laws of the Republic of the Marshall Islands or otherwise, we would be subject to Canadian income tax on our non-exempt income earned in Canada which could reduce our earnings available for distribution to shareholders.

Please read “Item 4. Information on the Company—B. Business Overview—Taxation of the Company—Canadian Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2016 for a further discussion, separate from this opinion, of the tax consequences of us becoming a resident of Canada.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

PLAN OF DISTRIBUTION

We may sell our common shares, preferred shares, convertible preferred shares, debt securities, convertible debt securities, warrants, units and any combination of the foregoing from time to time on a continuous or delayed basis (a) to or through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers or other persons or entities, (d) through a combination of these methods or (e) through other means.

We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of securities by underwriters, brokers or dealers;

•	sell securities short and deliver the securities to close out short positions;

•	enter into option or other types of transactions that require us to deliver securities to an underwriter, broker or dealer, who will then resell or transfer the securities under this prospectus; or

•	loan or pledge securities to an underwriter, broker or dealer, who may sell the securities or, in the event of default, sell the pledged securities.

If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act.

The applicable prospectus supplement relating to securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us from time to time, at prevailing market prices or otherwise. Securities may also be sold through agents designated by us from time to time, at prevailing market prices or otherwise. Any agent involved in the offer or sale of securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any of the securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of the securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated except the Commission registration fee.

Commission Registration Fee		$115,900	**
Printing Expenses		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
NYSE Listing Fee		*
FINRA Filing Fee		*
Blue Sky Fees and Expenses		*
Transfer Agent’s Fees and Expenses		*
Miscellaneous Costs		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.
**	Previously paid.

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, the validity of the equity securities and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel to Marshall Islands law, Dennis J. Reeder, Reeder & Simpson, P.C. Unless otherwise stated in any applicable prospectus supplement, the legality of the debt securities and certain other legal matters will be passed upon for us by Perkins Coie LLP and by Blake, Cassels & Graydon LLP. Perkins Coie LLP and Blake, Cassels & Graydon LLP may rely on the opinions of Dennis J. Reeder, Reeder & Simpson, P.C. for all matters of Marshall Islands law. As appropriate, legal counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2016 and 2015 and for each of the three years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financing reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 financial statements refers to a change in the accounting for debt issuance costs.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation, and our principal executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers and some of the experts named in this prospectus reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

In addition, the courts of the Marshall Islands or Hong Kong may not (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Class A Common Shares

Having an Aggregate Offering Price of Up to $100,000,000

Seaspan Corporation

PROSPECTUS SUPPLEMENT

Wells Fargo Securities

J.P. Morgan

Citigroup

BofA Merrill Lynch

Jefferies

November 6, 2017